Exhibit 10.9

Rental Contract

Lessor (Party A): Fan Ronghua ID number:

Lessor’s Agent: Shen Li ID number:

Tenant (Party B): Jiangsu Huhu Electromechanical Technology Co., Ltd. Tax ID:

Intermediary (Party C): Wuxi Liren Real Estate Co., Ltd.

Note: Party A and Party B confirm that this lease was introduced by Wuxi Liren Real Estate Agency Co., Ltd. as an intermediary. Party A and Party B shall pay commission to the intermediary on the day of signing this contract. Party A shall pay a commission of         /         yuan. Party B shall pay a commission of 2,500 RMB.

In accordance with the provisions of the Civil Code of the People’s Republic of China and other relevant laws and regulations, Party A and Party B shall act on the basis of equality, voluntariness, fairness and good faith. After consensus, this contract is concluded regarding Party B’s leasing of the house that Party A can rent out in accordance with the law.

Article 1 The Information Of The House And The Rental Purpose

1-1 House location: 29-401, Xin’an Huayuan 5th Period, Wuxi referred to as “the house”), [House area] About 97 m2, Three bedrooms, one living room and one bathroom, [Decoration level]: Middle.

Before signing this contract, Party A has presented the following ownership certificate of the house to Party B: [ Real Estate Certificate No.: 0012099] and inform B Before the conclusion of this contract that the house is not mortgaged.

1-2 Party B promises to Party A to rent the house for residential use and strictly abide by the national and local regulations on the rental and use of residential houses and property management during the lease period, as well as the management regulations or temporary management regulations of the property management area where the house is located.

1- 3 Ancillary facilities: Air conditioner (3) TV (0) Shower (1) Washing machine (1) Refrigerator (1) Range hood (1) Bed (3) Chair and stool (4) Table (4) Sofa (1) Coffee table (0) TV cabinet (0) Wardrobe (3) Microwave oven (/) Induction cooker (/) Rice cooker (/) Key (3)

Other: Water and electricity usage amount before checking-in:           /           Yuan. This article serves as the acceptance basis for Party A’s delivery of the house and Party B’s return of the house when this contract is terminated.

Article 2 Delivery Date And Rental Period

2-2 Rental period: 2023/10/06~2024/10/05

2-2 Both parties agree that Party A shall deliver the house to Party B before 2023/10/06, and Party B shall inspect the facilities and sanitary conditions of the house. In case of overdue delivery, Party A shall pay Party B double the daily rental amount as liquidated damages for each day of delay.

Article 3 Rent And Payment Method

3-1 Monthly rent of the house (☐ including tax, ☑ Excluding tax) is in 2,500 RMB:

3-2 During the lease period, Party A shall not adjust the rental standard without the consensus of both parties.

3-3 Method of paying: Party B shall pay the rent to Party A every 3 month. Subsequent house rent is payable within seven days before the previous due date monthly payments, and the subsequent rent should be paid within seven days before the previous due date.

Article 4 Security Deposit And Other Fees

4-1 Party A and Party B agree that when Party A delivers the house, Party B shall pay a deposit to Party A, and the deposit shall be One monthly rent, that is 2,500 yuan.

After Party A collects the deposit, it shall issue a receipt to Party B. When this contract is terminated, the house rental deposit collected by Party A shall not be used by Party B to deduct the rent; except for the expenses stipulated in this contract to be borne by Party B but not yet paid, the remaining amount shall be returned to Party B when the house is returned.

4-2 During the lease period, Party B will be responsible for the water, electricity and gas generated by the house.

Article 5 House Usage Requirements And Maintenance Responsibilities

5-1 During the lease period, the lessee is the actual manager of the house; Party B must use water and electricity correctly and safely and regularly inspect the house and its ancillary facilities. If there is any natural damage or malfunction, Party A shall be notified in time to repair it; Party A shall notify Party A after receiving Repairs will be carried out within 5 days after notification. If repairs are not carried out within the time limit, Party B can repair them on behalf of Party B, and the cost must be informed and borne by Party A.

5-2 During the lease period, Party B shall reasonably use and take good care of the house and its ancillary facilities. If the house and its ancillary facilities are damaged or malfunction due to improper or unreasonable use by Party B, Party B shall be responsible for repairs. If Party B refuses to repair, Party A can repair it for Party B at the expense of Party B.

5-3 During the lease period, Party A guarantees that the house and its ancillary facilities are in normal usable and safe condition. Party A shall notify Party B 7 days in advance when inspecting and maintaining the house. Party B shall cooperate during inspection and maintenance.

Article 6 Subletting, Transfer And Exchange Of Leasehold Rights

During the lease period, without the prior written consent of Party A, Party B shall not transfer the house to others for rent or privately exchange it with the residential house rented by others.

Article 7 Sell

7-1 During the lease period, if Party A needs to sell the house, it shall notify Party B in writing or other effective forms 1-2 months in advance. Party B shall have the right of first refusal under the same conditions. If Party B does not expressly express its intention to purchase within 10 days after receiving the notice from Party A, it will be deemed to have given up the right of first refusal.

7-2 If Party B gives up the right of first refusal, Party A should agree with the transferee in the sales contract that the transferee will continue to perform the lease contract.

Article 8 Renew of Contract

8-1 Party A and Party B agree that if Party A does not continue to rent the house after the lease period expires, Party B shall be notified in writing one month before the expiration of the lease period. If no written notice is given within the expiration date, this contract will continue to be valid after the lease term expires, but the lease term will be indefinite

8-2 Party A and Party B agree that after this contract is converted into an indefinite contract, if Party A proposes to terminate the contract, Party B shall be given a grace period of one month from the date of written notice to Party B. During the grace period, Party B shall pay Party A the rent of the house and other expenses borne by Party B in accordance with the provisions of this contract.

Article 9 house return

9-1 If Party B shall return the house on the expiration date of the lease term of this contract, Party B shall pay double the daily rent to Party A as liquidated damages for each day overdue.

9-2 When Party B returns the house, it shall be subject to Party A’s acceptance and approval, and the parties shall settle the respective expenses. Party B shall keep the house clean and tidy; Party A shall have the right to deduct the market standard cleaning fee if the hygiene is unsatisfactory; all facilities in the house must be in a normal and usable condition. When returning, if the items left by Party B in the house have not been moved out within the time limit, Party A will have no objection to dispose of them by themselves.

Article 10 Conditions for Termination of this Contract

10-1 Both parties agree that this contract shall be terminated if any of the following circumstances occurs during the lease period:

(1) The house is expropriated in accordance with the law due to public interest needs; (2) The house is damaged or lost due to force majeure, causing Party B to be unable to use it normally;

(2) When signing this contract, Party A has informed Party B that the house has been mortgaged and will be disposed of during the lease period;

10-2 Party A and Party B agree that if Party A encounters any of the following circumstances, Party B may notify Party A in writing to terminate this contract and has the right to require Party A to compensate for losses. (1) Party A fails to deliver the house on time as stipulated in the contract, and fails to deliver the house within 3 days after Party B’s written reminder; (2) The house delivered by Party A does not comply with the contract or has major quality defects, causing Party B to be unable to operate normally in use;

10-3 Party A and Party B agree that if Party B encounters any of the following circumstances, Party A may notify Party B in writing to terminate this contract and has the right to require Party B to compensate for losses. (1) Party B changes the residential use of the house without authorization; (2) The structure of the house is damaged due to Party B’s fault; (3) Party B sublets the house, transfers the right to rent the house, or exchanges the houses rented with others without authorization; (4) ) Party B increases the number of residents without authorization, and the per capita living area is lower than the standards stipulated by this city; (5) Party B uses the rented residential house to engage in illegal activities (including but not limited to high-altitude throwing objects);(6) Party B fails to pay rent overdue for more than 7 days in total; (7) The total amount of public utility expenses that Party B owes exceeds 300 yuan.

Article 11 Contract Registration And Filing

11-1 This contract shall take effect from the date of signature by both parties. Within 30 days from the effective date of the contract, Party A and Party B shall register and file the housing lease contract at the community affairs acceptance service center where the house is located.

11-2 After filing, if any part of the registration content changes, both parties should go through the change, extension or cancellation procedures with the original acceptance agency in accordance with regulations.

11-3 If one party to the lease fails to cooperate, causing the other party to be unable to handle the registration and filing of the housing lease contract or the modification, extension, or cancellation procedures, the legal disputes and economic losses caused shall be borne by the party that fails to cooperate.

Article 12 Liability for breach of contract

12-1 When the house is delivered for acceptance, Party A guarantees that the existing decoration, ancillary facilities and equipment can be used normally.

12-2 Party A should ensure that the ownership of the house is clear and has the right to sign this contract (if there is a co-owner, ensure that the consent and authorization of the co-owner have been obtained). Any disputes arising from house ownership disputes or objections from co-owners shall be handled by Party A by itself, and any losses caused to Party B and Party C shall be borne by Party A. If Party A fails to inform Party B at the beginning of this contract that the house has been mortgaged before being rented out, causing Party B economic losses, Party A shall be responsible for compensation.

12-3 During the lease period, if Party A fails to perform the repair and maintenance responsibilities stipulated in this contract in a timely manner, causing damage to the house and its ancillary facilities and equipment, resulting in property loss or personal injury to Party B, Party A shall be liable for compensation.

12-4 If Party B renovates the house or adds ancillary facilities without Party A’s written consent or exceeds the scope of Party A’s written consent, Party A may require Party B to restore the house to its original condition and compensate for losses.

12-5 During the lease period, if Party A terminates the contract in advance due to circumstances other than those stipulated in this contract, Party A shall negotiate with Party B and pay 100% of the monthly rent as liquidated damages to Party B. If the liquidated damages are insufficient to cover Party B’s losses, Party A shall also be responsible for compensation. Party A shall not take back the house in advance without reaching an agreement with Party B.

12-6 During the lease period, if Party B cancels the lease midway due to circumstances other than those stipulated in this contract, Party B shall negotiate with Party A and pay 100% of the monthly rent as liquidated damages to Party A. If the liquidated damages are insufficient to cover Party A’s losses, Party B shall also be responsible for compensation. Party B shall not cancel the lease in advance without reaching an agreement with Party A.

Article 13 Dispute resolution

If a dispute arises between Party A and Party B during the performance of this contract, they can resolve it through negotiation. If the negotiation fails, they can file a lawsuit with the People’s Court where the house is located in accordance with the law.

Article 14 other conditions

14-1 Any matters not covered in this contract may be supplemented by mutual agreement between Party A and Party B. The supplementary terms and annexes (if any) of this contract are inseparable from this contract. This contract together with the attachments is made in triplicate, of which: one copy each for Party A, Party B and Party C, all of which have equal validity.

14-2 Party A’s contact address: See ID card ; Party B’s contact address. See ID card.

If Party A and Party B mail legal documents to the aforementioned contact address of the other party by registered mail or EMS, the legal documents will be deemed to have been notified and delivered to the other party.

14-3 Additional Terms: During the lease period, the tenant is the actual manager of the house and shall be responsible for all safety accidents that occur in the house. It has nothing to do with the lessor (including but not limited to casualties caused by objects thrown from high places, improper use of water and electricity, falling in the house, etc. ).

14-3 Notes: Party A should seal the balcony and install clothes drying racks and screens before October 6, 2023.

Party A:	/s/ Fan Ronghua

Agent:

TEL:

Intermediary: Wuxi Liren Real Estate Brokerage Co., Ltd.

Party B:	/s/ Jiangsu Huhu Electromechanical Technology Co.,

Agent:

TEL:

Date:	September 28, 2023

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